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                                                                    EXHIBIT 99.1
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For Immediate Release
Contact:
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
John Emery, Chief Financial    Jerry Daly or Carol McCune    Bruce Wiles, Executive Vice
 Officer                       Daly Gray Public Relations    President
CapStar Hotel Company          (Media)                       American General Hospitality
(202) 965-4455                 (609) 383-1414                Corporation
                                                             (972) 550-6802
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       CAPSTAR HOTEL COMPANY AND AMERICAN GENERAL HOSPITALITY CORPORATION
                               ANNOUNCE KEY DATES


     WASHINGTON, D.C., July 13, 1998--CapStar Hotel Company (NYSE: CHO) and American General Hospitality Corporation (NYSE: AGT) today summarized the key dates related to the merger (the "Merger") of CapStar with and into American General Hospitality to form MeriStar Hospitality Corporation ("MeriStar"), the spin-off of MeriStar Hotels & Resorts, Inc. ("OpCo") by CapStar (the "Spin-Off"), and the OpCo Rights Offering (the "Rights Offering"):


                                   KEY DATES

June 8, 1998         Record Date for CapStar and American General Hospitality
                      Stockholders' Meetings

July 28, 1998        CapStar and American General Hospitality Stockholders'
                      Meetings

July 31, 1998        Last day of separate trading of CapStar and American
                      General Hospitality Common Stock

July 31, 1998        Effective record date for CapStar Stockholders to receive
(close of business)   OpCo Shares in the Spin-Off


                                  -   more -

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CapStar and American General Hospitality Dates
Page 2


July 31, 1998                   Effective record date for MeriStar Stockholders
(close of business)              (which are the CapStar and American General
                                 Hospitality Stockholders at the Effective Time of the Merger) to receive OpCo Rights in the Rights Offering

August 3, 1998*                 Effective Time of the Merger
(before opening of business)

August 3, 1998                  First day of trading of MeriStar and OpCo on the
                                New York Stock Exchange ("NYSE")

August 6-12, 1998               NYSE trading days which determine Rights
                                Offering subscription price

August 13-31, 1998              Exercise period for Rights Offering

August 31, 1998 (5:00 p.m.)     Expiration of Rights in Rights Offering

* In accordance with the terms of the merger agreement, the merger is scheduled to close on the third business day following satisfaction of all conditions thereto. The effective time is expected to occur prior to the opening of business on August 3, 1998, but there can be no assurance that all conditions will be satisfied and that the closing will occur as scheduled.


     Following the execution of the Merger Agreement on March 15, 1998, CapStar's board of directors approved a separate Rights Offering to enable American General Hospitality Corporation holders to purchase stock in OpCo and CapStar stockholders to invest additional amounts in OpCo, if they so wished, in order to more closely align the interests of MeriStar and OpCo. Each holder of shares of MeriStar will receive a non-transferrable right to purchase one share of OpCo for each six shares of MeriStar owned or held. The subscription price for the Rights is expected to equal 95 percent of the average daily closing price on the NYSE of OpCo for the period of five consecutive trading days immediately following the third trading day after the effective date of the merger.


                                 - more -


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CapStar and American General Hospitality Dates
Page 3


     The Joint Proxy Statement/Prospectus dated June 22, 1998 related to the Stockholders' Meetings under the captions "The Spin-Off--Restructuring and Spin-Off--The Spin-Off;" and "--Background of and Reasons for the Spin-Off" incorrectly states that the spin-off will be made to CapStar Stockholders of record on the "CapStar Record Date" (June 8, 1998). As noted above, the spin-off will be made to CapStar Stockholders of record at the Effective Time of the Merger (who will be the CapStar Stockholders of record at the close of business on July 31, 1998, the last business day prior to the Effective Time).

     Washington, D.C.-based CapStar Hotel Company owns and manages upscale, full-service hotels and resorts throughout the U.S. and Canada under such internationally known brands as Hilton, Sheraton, Marriott, Embassy Suites, Westin and Doubletree. CapStar's hotel portfolio comprises 55 owned hotels with 14,767 rooms, 46 leased (of which it manages 36) hotels that contain 6,581 rooms, and an additional 40 managed hotels owned by third parties that contain 6,899 rooms.

     American General Hospitality Corporation is a self-administered publicly traded REIT with a portfolio of primarily full-service hotels. American General Hospitality currently owns 53 hotels with 12,599 rooms. Substantially all of American General Hospitality's hotels are operated under nationally recognized hotel brands, including Crowne Plaza, Hilton, Wyndham, Marriott, Holiday Inn Select, Radisson, Westin, DoubleTree, Holiday Inn and Sheraton.

                                   - more -

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CapStar and American General Hospitality Dates
Page 4

     A registration statement relating to the OpCo Rights Offering has been filed with the Securities & Exchange Commission but has not yet become effective. The Rights and the OpCo common stock to be issued on exercise of the Rights may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities of any such state.

     The matters in this press release include "forward looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are qualified by cautionary statements contained herein and in CapStar's and American General Hospitality's filings with the Securities and Exchange Commission.